Exhibit 10.5

MASTER VIDEO LOTTERY TERMINAL CONTRACT

by and between the

Division of Lotteries of the Rhode Island Department of Administration

and

UTGR, Inc.

Dated: July 18, 2005

-i-

MASTER VIDEO LOTTERY TERMINAL CONTRACT

This Master Video Lottery Terminal Contract (this “Agreement”) is made as of July 18, 2005, by and between the Division of Lotteries of the Rhode Island Department of Administration (the “Division”), an agency of the State of Rhode Island with its principal address at 1425 Pontiac Avenue, Cranston, Rhode Island 02920, and UTGR, Inc. (“UTGR”), a Delaware corporation with its principal office located at 1600 Louisquisset Pike, Lincoln, Rhode Island 02865.

WITNESSETH:

WHEREAS, the Division is established to conduct a lottery in the State of Rhode Island for the benefit of the State of Rhode Island and its residents;

WHEREAS, the Division’s predecessor issued a video lottery terminal license to Lincoln Park, Inc. (“LPI”) (f/k/a Burrilville Racing Association, Inc.), a Rhode Island corporation d/b/a Lincoln Park, a gaming and entertainment facility located at Lincoln Park, 1600 Louisquisset Pike, Lincoln, Rhode Island;

WHEREAS, LPI has been indicted by the United States of America acting by and through the United States Attorney for the District of Rhode Island for alleged violations under the Hobbs Act of 1946, and if convicted, could be subject to fines aggregating up to US$3,000,000;

WHEREAS, LPI is one of various, indirect wholly-owned United States subsidiaries of Wembley plc, a track-based gaming company headquartered in London and operating in the United Kingdom and the United States;

WHEREAS, BLB Investors, L.L.C., a Delaware limited liability company, has proposed to acquire indirectly, through a wholly-owned affiliate, all of the U.S. subsidiaries of Wembley plc, both direct and indirect, including UTGR;

WHEREAS, due to the indictment against LPI, a condition of the acquisition by BLB Investors, L.L.C. of the U.S. subsidiaries of Wembley plc is the simultaneous reorganization of Wembley plc’s interests in Lincoln Park, principally the separation from Wembley plc’s U.S. subsidiaries of any potential liability for, and associated costs of, litigation in the LPI indictment matter, as well as amounts held in escrow pursuant thereto and the transfer of Lincoln Park and related licenses to UTGR;

WHEREAS, the reorganization contemplates, among other things, the merger of LPI with and into LPRI LLC, a Rhode Island limited liability company, in a transaction intended to qualify as a tax-free liquidation of LPI with and into its sole shareholder, UTGR, as well as the subsequent distribution by LPRI LLC of all of its business, assets and liabilities to UTGR, with the exception of the potential liability for, and associated costs of, litigation in the LPI indictment matter, which liability and costs shall be retained by LPRI LLC;

WHEREAS, following the aforesaid reorganization and indirect acquisition by BLB Investors, L.L.C. of the U.S. subsidiaries of Wembley plc, BLB Investors, L.L.C. shall have no direct or indirect interest in LPRI LLC;

WHEREAS, a further condition of the acquisition by BLB Investors, L.LC. of the U.S. subsidiaries of Wembley plc is the entry by UTGR and the relevant Rhode Island legislative and regulatory authorities of a long-term revenue-sharing contract in relation to the business conducted at Lincoln Park, including the transfer to UTGR of the video lottery terminal license previously issued to LPI; and

WHEREAS, after discussions with BLB Investors, L.L.C., the Division has reached this Agreement with UTGR in consideration of the benefits to be realized by the Division and the State of Rhode Island pursuant to the aforementioned acquisition and under this Agreement, among them, the construction, development and investment of not less than $125,000.000 in respect of Lincoln Park, the expected increase in lottery revenues as a result thereof, and the ensuing increase in the funds available to the State of Rhode Island and its residents; and

WHEREAS, this Agreement has been duly authorized pursuant to the laws of the State of Rhode Island as set forth in the Act Enabling the Division of Lotteries’ Entry into A Video Lottery Terminal Contract with UTGR, Inc., Rhode Island General Laws, [Senate 970 Substitute B and House 6285 Substitute A as amended as passed by the General Assembly and signed into law by Governor on July 15, 2005] (the “Act”).

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual promises, covenants, obligations and conditions herein contained, the parties hereby agree as follows:

1.            Definitions.

The capitalized terms set forth below have the corresponding meanings when used in this Agreement. Other capitalized terms are defined in this Agreement when they are first used.

“Act” has the meaning set forth in the Preamble.

“Acquisition” means the acquisition by BLB or a BLB Affiliate of the Wembley US Group.

“Additional Authorized VLT’s” has the meaning set forth in Section 3.1 hereof.

“Adjusted Base Year Net Terminal Income” means, for the first Subsequent Year, the product of (a) the Net Terminal Income at Lincoln Park for the twenty-four (24) calendar months ending on the last day of the calendar month preceding the opening of a new Gaming Facility in Rhode Island, divided by two (2), and (b) one (1) plus the CPI Adjustment. For each Subsequent Year after the first Subsequent Year, the Adjusted Base Year Net Terminal Income shall be the product of (x) the Adjusted Base Year Net Terminal Income for the previous Subsequent Year and (y) one (1) plus the CPI Adjustment.

“Advisory Committee” has the meaning set forth in Section 5, below.

“Annual Growth Rate In Net Terminal Income” means the percentage in increase or decrease in Net Terminal Income for any year during the Term as compared to the immediately preceding year during the Term.

“Base Year” means the twelve (12) consecutive calendar months preceding the calendar month in which a new Gaming Facility opens in Rhode Island.

“Benchmark Excess” means, for any Subsequent Year an amount equal to the positive difference, if any, between the (i) sum of (x) the product of the Adjusted Base Year Net Terminal Income for such year and the Blended Rate and (y) the Benchmark Excess for the immediately Preceding Subsequent Year, and (ii) the actual Net Terminal Income received by UTGR for the Subsequent Year for which the calculation is being made.

“BLB” means BLB Investors, L.L.C., a Delaware limited liability company.

“BLB Affiliate” means any entity controlling, controlled by or under common control with BLB.

“Blended Rate” for UTGR means [(number of Existing Authorized Terminals in operation for the calculation period/total number of video lottery terminals in operation for the calculation period) x .2885]; plus [(number of Additional Authorized Terminals in operation for the calculation period/total number of video lottery terminals in operation for the calculation period) x .2600].

“Blended Rate Adjustment Date” means the first date of any period with respect to which there is an adjustment in the Blended Rate required or permitted under this Agreement.

“Business” means the ownership, operation and development of Lincoln Park.

“Business Day” means a day on which Rhode Island regulatory authorities are open for regular business, provided such day is not a Saturday or Sunday.

“CPI Adjustment” means the annual change in the December Consumer Price Index-All Urban Consumers (CPI-U) using the same base period for the immediately preceding year published by the Bureau of Labor Statistics of the United States Department of Labor or its successor agency (or if such Index is no longer published, an index agreed upon between UTGR and the Division) from the Index for the December immediately preceding the opening of a new Gaming Facility in Rhode Island, not to exceed a three percent (3%) change in any year.

“DBR” means the Rhode Island Department of Business Regulation.

“Development Phase” has the meaning set forth in Section 4.3 hereof.

“Division” has the meaning set forth in the Preamble.

“Division Breach” has the meaning set forth in Section 11, below.

“Effective Date” has the meaning set forth in Section 2.1, below.

“Existing Authorized VLT’s” has the meaning set forth in Section 3.1 hereof.

“Extension Date” has the meaning set forth in Section 2.2, below.

“Force Majeure Event” has the meaning set forth in Section 14.1, below.

“GAAP” has the meaning set forth in Section 4.1 hereof.

“Gambling Game” means any game having the attributes of chance, consideration and prize including without limitation any banking or percentage game located within a Gambling Facility played with cards, dice, dominoes, or any electronic, electrical or mechanical device or machine for money, property, or any representation of value.

“Gaming Facility” means any facility or venue, offering one or more Gambling Games, that is physically located, in whole or in part, in the State, but excluding: (1) bingo, (2) facilities or venues that only on an occasional basis host such games and then only for the benefit of religious, charitable, educational or fraternal organizations, volunteer fire and rescue companies or other similar non-profit organizations, and (3) facilities or venues operated pursuant to IGRA, where such operation is authorized without State Consent and does not operate any Gambling Games other than Gambling Games specifically authorized under Rhode Island law as of the effective date of the Act unless the right of such Gambling Facility to operate Gambling Games other than those specifically authorized by Rhode Island Law as of the effective date of the Act is not derived from an act of the Rhode Island General Assembly, amendment to the Rhode Island Constitution, or a voter referendum pursuant to the Rhode Island Constitution permitting the operations of such other Gambling Games elsewhere in the State other than Lincoln Park or Newport Grand.

“IGRA” means the Indian Gaming Regulatory Act, 25 U.S.C. Sections 2701-2721- 18 U.S.C. Sections 1166-1168, as may be hereafter amended from time to time.

“Institutional Lender” means any bank, savings and loan association, insurance company, investment company registered under the Investment Company of 1940, or any other organization which is a “qualified institutional buyer” within the meaning Section 7(a) of Rule 144A of the Rules and Regulations of the United States Securities and Exchange Commission.

“Investment Requirement” has the meaning set forth in Section 4.1, below.

“Investment Requirement Assets” has the meaning set forth in Section 4.1, below.

“Licensed Video Lottery Retailer” has the meaning given the term in Rhode Island General Laws § 42-61.2-1(2) as may be hereafter amended from time to time.

“Lincoln Park” means the Lincoln Park Gaming and Entertainment Facility located at 1600 Louisquisset Pike, Lincoln, Rhode Island.

“LPI” has the meaning set forth in the Preamble.

“Lincoln Park Indictment” means Indictment No. CR-03-081ML filed by the United States of America acting by and through the United States Attorney for the District of Rhode Island, for alleged violations under the Hobbs Act of 1946.

“LPRI” shall mean LPRI, LLC, a Rhode Island limited liability company.

“Net Terminal Income” means, in relation to a Video Lottery Terminal, has the same meaning given to the term as is in Section 42-61.2-1(3) of the General Laws of Rhode Island as in effect on the July 15, 2005.

“Pari-Mutuel Licensee” has the meaning given the term in Rhode Island General Laws § 42-61.2-1(4) as may be hereafter amended from time to time.

“Phase Milestone Completion Date” has the meaning set forth in Section 4.3 hereof.

“Project Labor Agreement” has the meaning set forth in Section 8, below.

“Reorganization” means the proposed restructuring of Wembley’s interests in LPI principally the separation from the Wembley US Group of any potential liability for, and associated costs of, litigation in the LPI Indictment, as well as amounts held in escrow pursuant thereto, which reorganization contemplates among other things, the merger of LPI with and into LPRI in a transaction intended to qualify as a tax-free liquidation of LPI with and into its sole shareholder, UTGR, as well as the subsequent distribution by LPRI of all of its business, assets and liabilities to UTGR with the exception of the potential liability for, and associated costs of, litigation in the LPI Indictment, which liability and costs shall be retained by LPRI.

“Satisfaction Date” has the meaning set forth in Section 2.2, below.

“Slippage Protection” means for any Subsequent Year (other than the first Subsequent Year occurring after the Base Year), whenever the Net Terminal Income is less than the Adjusted Base Year Net Terminal Income, the Blended Rate shall be increased to that rate that would have eliminated the resulting adverse impact from that difference upon UTGR; provided, however, that for any Subsequent Year (including the first Subsequent Year) in which an amount equal to twice the first six (6) months’ Net Terminal Income for such Subsequent Year shall not exceed ninety percent (90%) of the Adjusted Base Year Net Terminal Income for such Subsequent Year, the aforesaid increase in the Blended Rate shall occur beginning in the seventh (7th) month of such Subsequent Year.

“State” means the State of Rhode Island.

“State Consent” means the failure by the State to exhaust all of its administrative and judicial remedies to oppose the taking or conversion of land in Rhode Island into trust under 25 U.S.C. Section 465 where such taking or conversion is for the purpose of gaming wider IGRA.

“Subsequent Year” means each consecutive twelve (12) -month period ending on the last day of the calendar month preceding an anniversary of the opening of a new Gaming Facility.

“Term” means the Initial Term set forth in Section 2.4 and any Extension Term set forth in Section 2.5, below.

“UTGR” means UTGR, Inc., a Delaware corporation and member of the Wembley US Group, and, upon the Effective Date of the Acquisition, a direct or indirect wholly-owned subsidiary of BLB, and including any UTGR Business Affiliate. References herein to “UTGR” shall include its permitted successors and assigns under this Agreement.

“UTGR Breach” has the meaning set forth in Section 12.1, below.

“UTGR Business Affiliate” means any corporation, trust, partnership, joint venture or any other form of business entity that controls, is controlled by or is under common control with, UTGR.

“Video Lottery Games” has the meaning given the term in Rhode Island General Laws § 42-61.2-1(6) and as operated by the Division on the date hereof.

“Video Lottery Terminal” or “VLT” has the meaning given the term “Video Lottery Terminal” in Rhode Island General Laws § 42-61.2-1(7) as in effect on the date the Act became law.

“Wembley” means Wembley plc, a track-based gaming company headquartered in London and operating in the United Kingdom and the United States.

“Wembley US Group” means the U.S. subsidiaries of Wembley plc in existence on the Effective Date.

2.            Effective Date and Term.

2.1           Subject to Section 2.2 and 2.3 hereof, this Agreement shall not be effective until the Business Day on or by which all of the following conditions are satisfied (the “Effective Date”):

A.           the closing of the Acquisition, including without limitation, the execution of definitive transaction documents by and between BLB, Wembley, and any of their respective affiliates, obtaining the consent and approval thereof by the appropriate Rhode Island regulatory authorities, and the Acquisition being wholly unconditional under the laws of the United States;

B.           this Agreement has been signed by the Director or Acting Director of the Division;

C.           the completed transfer to UTGR by LPI of the Video Lottery Terminal License issued to LPI by the Division, including the approval by the Division of UTGR as a Licensed Video Lottery Retailer as set forth in the Act;

D.           the completed transfer to UTGR by LPI of the pari-mutuel license issued to LPI by the DBR, including the approval by the DBR of UTGR as a Pari-Mutuel Licensee; and

E.           the completion of the Reorganization.

2.2           Notwithstanding the provisions of Section 2.1, if any of the conditions in Section 2.1 A. through E. has not been satisfied by July 22, 2005 (the “Satisfaction Date”), the parties shall extend the date of fulfillment of the conditions set forth in Section 2.1 until July 31, 2005 (the “Extension Date”), and the Business Day on or by which all of the foregoing conditions are satisfied, if on or prior to the Extension Date, shall be the “Effective Date.”

2.3           If any of the conditions set forth in Section 2.1 is not fulfilled by the Satisfaction Date (or the Extension Date, as applicable), this Agreement shall not come into effect. Neither party shall have any claim against the other as a result of the non-fulfillment of any of the conditions set forth in Section 2.1.

2.4           The Initial Term of the Agreement shall be from the Effective Date through and including the fifth (5th) anniversary of the Effective Date.

2.5           UTGR shall have the right and option to extend the term of this Agreement for two successive five year periods (the “First Extension Term” and the “Second Extension Term” respectively) by giving notice to the Division at least ninety (90) days prior to the expiration of the Initial Term or the First Extension Term as applicable; provided, however, that the following conditions are met at the time of the exercise of the option:

A.           UTGR shall not be in default of any material term or condition of this Agreement that has not been cured within the applicable grace periods; and

B.           UTGR shall certify to the Division that (i) there are 1,300 full-time equivalent employees at Lincoln Park on the date of the exercise and (ii) for the one-year period preceding the date the option is exercised, there had been 1,300 full-time equivalent employees on average, as confirmed by the Rhode Island Department of Labor and Training.

For purposes of this Section 2.5, the term “full-time equivalent employee” means any employee who (i) works a minimum of 30 hours per week, or two or more part-time employees whose combined weekly hours equal or exceed 30 hours per week, and (ii) earn no less than one hundred fifty percent (150%) of the hourly minimum wage prescribed by Rhode Island law. In determining the number of employees, there shall be included all employees employed by UTGR and employees at Lincoln Park employed by any lessee, concessionaire or other third parties operating at Lincoln Park but excluding any state employees.

3.            Allocation of Video Lottery Net Terminal Income.

3.1           As a Licensed Video Lottery Retailer, UTGR is hereby granted a license during the Term for 4,752 Video Lottery Terminals at Lincoln Park, consisting of 3,002 existing authorized Video Lottery Terminals, and replacements thereof from time to time (the “Existing Authorized VLT’s”) and 1,750 additional Video Lottery Terminals, and replacements thereof from time to time, as are hereby (and pursuant to the enabling legislation for this Agreement) authorized (the “Additional Authorized VLT’s”).

3.2           With respect to the Existing Authorized VLT’s, twenty-eight point eighty-five percent (28.85%) of the Net Terminal Income attributable to the Existing Authorized VLT’s shall be paid to UTGR.

3.3           With respect to the Additional Authorized VLT’s, twenty-six percent (26%) of the Net Terminal Income attributable to the Additional Authorized VLT’s shall be paid to UTGR.

3.4           For purposes of accounting and administration of the allocation set forth in Sections 3.2 and 3.3 above, total Net Terminal Income from Lincoln Park will not be segregated between the Existing Authorized VLT’s and the Additional Authorized VLT’s, as each Existing Authorized VLT and Additional Authorized VLT will be presumed to generate its pro rata share (based on the total number of Video Lottery Terminals in operation at Lincoln Park from time to time) of Lincoln Park’s total Net Terminal Income. Thus, by way of illustration only, without limitation on the foregoing, at such time as 4,000 Video Lottery Terminals are in operation, UTGR’s share of the total Net Terminal Income from the entire Lincoln Park facility would be calculated as follows:

(Total Net Terminal Income) X [(3,002/4,000) X 28.85%) – (Total Net Terminal Income) X (998/4,000) X 26.00%] = total Net Terminal Income due to UTGR.

3.5           Net Terminal Income from Lincoln Park shall be paid to the Division daily and UTGR’s share thereof shall be calculated on a daily basis. UTGR’s compensation hereunder shall be due and payable by the Division in a manner consistent with the existing practice including, without limitation, the option for UTGR to post a bond in order to receive more frequent payments.

4.            Investment and Employment within the State.

4.1           UTGR (and/or one or more UTGR Business Affiliates) will invest in the aggregate, within three (3) years next following the Effective Date (but subject to extension as set forth in Section 4.2 hereof), at least $125,000,000 of total project costs, including all “hard costs” and allowable “soft costs,” in or related to improvements, renovations and additions to Lincoln Park and to appurtenant real and personal property to Lincoln Park (the “Investment Requirement”), in connection with (i) additions, renovations, and/or improvements to Lincoln Park and to appurtenant real or personal property to Lincoln Park, including, without limitation, improvements designed and constructed to provide access to Lincoln Park, (ii) performing UTGR’s obligations under this Agreement, and (iii) otherwise in connection with UTGR’s business operations in Rhode Island (“Investment Requirement Assets”). For the purposes of this section, “hard costs” means all costs that in accordance with Generally Accepted Accounting Principles (“GAAP”) are appropriately chargeable to the capital accounts of UTGR or would be so chargeable either with an election by UTGR or but for the election of UTGR to expense the amount of the item, and “soft costs” shall mean all other costs appropriately chargeable to the Investment Requirement which are not hard costs, in accordance with GAAP. In determining whether the investment requirement has been satisfied, soft costs in excess of ten million dollars ($10,000,000) shall be excluded.

4.2           The Division may terminate this Agreement if UTGR, and UTGR Business Affiliates, collectively, fail to fulfill the aggregate Investment Requirement pursuant to Section 4.1 hereof unless such failure is attributable to (i) the failure to receive the necessary local approvals in connection with the improvements, construction and other activities enumerated in Section 4.1, notwithstanding the use of UTGR’s commercially reasonable efforts to obtain such approval or (ii) the occurrence of one or more Force Majeure Events beyond the control of UTGR and UTGR Business Affiliates, or (iii) delays attendant to any litigation, including without limitation the LPI Indictment and any litigation brought by any third party (other than UTGR except where UTGR is contesting the denial of any permits required to be obtained in order to construct the improvements) contesting in any way the construction of the improvements or having the effect of delaying the expenditure of the Investment Requirement and which litigation is ultimately resolved in a manner allowing the expenditure of the Investment Requirement to proceed. The aforesaid three year period for satisfaction of the Investment Requirement (and the Phases I, II and III Milestone Completion Dates, as applicable) shall be extended by the number of days delay occurring as a result of any one or more of the events described in clauses (i), (ii) or (iii) of the preceding sentence.

4.3           Development Milestones. UTGR hereby undertakes to make the Investment Requirement and construct and place in service the Investment Requirement Assets in the following development phases (the “Development Phases”) within the completion dates (each a “Phase Milestone Completion Date’’) subject to any Force Majeure or other event of a nature described in Section 4.2 above operating to cause a delay in such Phase Milestone Completion Date. The development and construction within each Development Phase planned by UTGR is as follows:

A.           Phase I. Phase I as described in Exhibit 4.3(A) consists of the removal of the existing porte cochere on the western side and the construction of a new porte cochere, the relocation of the greyhound dog betting and related facilities to the grandstand area, construction of a new approximately 14,000 square foot facility to service back office and back of the house operations, renovation of one-half of the second floor for additional gambling such that at the end of the Phase I construction, the VLT capacity shall be 3,500 units. While the Phase I Milestone Completion Date is targeted by UTGR to occur at the expiration of six (6) months following the Effective Date, such Phase I Milestone Completion Date shall in any event occur by the first anniversary of the Effective Date, subject, however, to extension as set forth in Section 4.2 or in this Section 4.3 above or in Section 4.3 D. below.

B.           Phase II. Phase II as described in Exhibit 4.3(B) shall consist of the elimination of the existing entrance on the northerly side of the building, the construction of two new structures, one consisting of approximately 135,000 square feet and another consisting of approximately 40,000 square feet which will permit the operation of 4,750 VLT’s and supporting amenities. It will additionally contain a buffet and two specialty restaurants, and an all-purpose space of approximately 29,000 square feet. While the Phase II Milestone Completion Date is targeted by UTGR to occur by January, 2007, such Phase II Milestone Completion Date shall in any event occur by the second anniversary of the Effective Date, subject, however, to extension as set forth in Section 4.2 or in this Section 4.3 above or in Section 4.30 below.

C.           Phase III. Phase III as described in Exhibit 4.3(C) will consist of a renovation of the first floor and the back of the house of operations, completion of the build out of certain areas adjacent to the existing dog racing grandstand, conversion of most of the third floor to back of the house operations and a reconfiguration of substantially all of the Video Lottery Terminal locations on the first floor. While the Phase III Milestone Completion Date is targeted by UTGR to occur by thirty-four (34) months following the Effective Date, such Phase III Milestone Completion Date shall in any event occur by the third anniversary of the Effective Date, subject, however, to extension as set forth in Section 4.2 or in this Section 4.3 above or in Section 4.30 below.

D.           UTGR shall have the right to modify the projects within any phase without the consent of the Division if such modification does not materially change the number of video lottery terminals available or the location of any VLT’s at the end of such Development Phase or does not change the Phase Milestone Completion Date by more than sixty (60) days (provided, however, that UTGR shall use reasonable efforts to keep the Division apprised of each modification from time to time). UTGR shall have the right from time to time to make such modifications to any Development Phase in addition to those permitted by the preceding sentence subject to the approval of the Division which approval shall not be unreasonably withheld or delayed; provided that in no event shall any change in a Phase Milestone Completion Date be permitted if the last Phase Milestone Completion Date would be more than three years after the Effective Date subject in all events to Force Majeure delays or any other event justifying a delay as referenced in Section 4.2 above or in the preceding provisions of this Section 4.3. Within ten (10) Business Days of the occurrence of any Force Majeure Event, UTGR shall give notice thereof to the Division, such notice to identify the Force Majeure Event and the expected delay period. UTGR shall further advise the Division as to the termination of any Force Majeure delay period within ten (10) Business Days of the last day of such period.

4.4           On or before that date which is ninety (90) days after each Phase Milestone Completion Date and in all events within ninety (90) days after the third anniversary of the Effective Date (as such three-year period may have been extended as set forth in Section 4.2 above), UTGR shall submit to the Division UTGR’s certification confirmed by a certified public accounting firm reasonably acceptable to the Division and using procedures approved by the Division not inconsistent with GAAP, providing its professional opinion, on behalf of itself and its applicable UTGR Business Affiliates as to the aggregate amounts expended allowed between hard costs and allowable soft costs in respect of the Investment Requirement, so as to enable the Division to measure UTGR’s Investment Requirement Assets and to confirm UTGR’s compliance with its obligation under Section 4.1. UTGR shall pay all costs of obtaining and preparing the professional opinion obtained from the certified public accounting firm required by this section.

4.5           UTGR and its officers, directors, and owners of more than five percent (5%) of the equity interests in UTGR and BLB Investors, L.L.C., UTGR’s ultimate parent, agree to submit to annual license renewal process as established by the Division and DBR through which they each will be subject to criminal background checks and required to reaffirm that there have been no material adverse changes to applications on file with either the Division or DBR.

4.6           UTGR agrees to comply with current rules and regulations of the Division and DBR as well any additions or modifications to such rules as may be adopted from time to time.

4.7           UTGR agrees to adopt and implement (within 180 days from the Effective Date) industry “best practice” codes standards and procedures relating to the business and operations at Lincoln Park, including, but not limited to, such areas as: accounting and internal controls; financial reporting and audited financial statements; internal audit and compliance; record retention; Gaming Facility Revenue and Net Terminal Income computation; business ethics; personnel and employee policies and practices; cash handling and management; surveillance and security; risk and facility management; asset preservation; corporate governance and legal compliance; vendor and contractor selection; and such other areas as shall be deemed appropriate by the Division to insure that UTGR is in compliance with all applicable state laws and regulations.

4.8           UTGR agrees to submit to periodic examinations by the Division with respect to the business and operations of Lincoln Park;

4.9           UTGR agrees to give the Division access to all its books, records and facilities at Lincoln Park as well as the entities that control UTGR including UTGR’s ultimate parent BLB Investors, L.L.C.

4.10         UTGR agrees that if a gaming license or permits applied for or granted to UTGR or any of its principals in another is jurisdiction is revoked or denied, the Division may revoke or deny UTGR’S permit in Rhode Island, if, after an independent investigation the Division agrees with the conclusions reached in such other jurisdiction; provided, however, if such revocation or denial involved a principal of UTGR and not UTGR itself, and UTGR causes the affected principal to divest its interest in UTGR, and such principal shall no longer be affiliated with UTGR through any affiliate or otherwise, then the divestiture of such affected principal may eliminate the need for any independent investigation by the Division and the revocation or denial of the divested principal in the other jurisdiction shall not be sole basis for the revocation or denial by the Division of UTGR’s License in Rhode Island.

4.11         UTGR agrees to cooperated with the Division to ensure the soundness of the business and operations at Lincoln Park.

4.12         Within thirty (30) days of the Effective Date, UTGR shall maintain the insurance coverage required by Section 31 of Attachment A of the State of Rhode Island Office Of Purchasing General Conditions of Purchase. In addition, UTGR and the Division shall obtain business interruption insurance naming the Division as an additional insured providing coverage equal to no less than nine (9) months of the State’s share of Net Terminal Income for the twelve (12) months preceding the date such insurance policy and any renewal or replacement thereof takes effect; provided, however, that such obligation shall be conditioned on the availability of such insurance at commercially reasonable rates and UTGR’s cost for such insurance shall not exceed $150,000 per annum, adjusted by the CPI Adjustment over the Term.

4.13         UTGR agrees that (A) it will not unilaterally cease operations (except where such cessation is caused by a requirement to comply with applicable laws, rules or regulations, or where the same is caused by a Force Majeure Event or by the making of improvements or repairs) and (B) in the event it breaches this Agreement and thereafter as a result of such breach the Division shall lawfully elect to terminate this Agreement in accordance with the terms of this Agreement, it will continue to operate the Lincoln Park as requested by the Division and to cooperate with the Division in finding a successor licensee on terms and conditions reasonably acceptable to the Division and UTGR, but nothing in this Section 4.13 shall (C) obligate UTGR to transfer any of its assets to any proposed successor licensee except on commercially reasonable terms and conditions or (D) impair the rights of any Institutional Lender to UTGR or any UTGR Business Affiliate.

4.14         UTGR agrees to reimburse and pay to the Division (or to such entities as the Division may identify) all reasonable costs and expenses associated with the Division’s oversight over and review of the business or operations at Lincoln Park, including such items as ongoing auditing, legal, investigation services and other related matters; it being expressly understood and agreed that the Division will endeavor to reach an agreement with DBR that where both agencies are involved in any such oversight or review that both the Division and DBR will coordinate their activities to minimize the costs to be reimbursed by UTGR.

5.            Advisor Committee.

UTGR shall establish an Advisory Committee (the “Advisory Committee”) the purpose of which shall be to consider and advocate programs and initiatives from time to time to benefit all constituencies with an interest in the continued economic success of Lincoln Park and the Business; and in particular, the recommendation of steps to coordinate the operations of Lincoln Park and the activities of the Business with State and municipal agencies to maximize the effectiveness of joint marketing campaigns designed to benefit both the Business and other State based businesses. The Advisory Committee shall meet quarterly, shall select from one of its members a chairperson and shall adopt by-laws to govern its meetings. The Advisory Committee shall consist of seven (7) members as follows: One (1) member representing UTGR or a UTGR Business Affiliate appointed by UTGR; one (l) member representing the town of Lincoln, Rhode Island, appointed by the Lincoln Town Administrator with the advice and consent of the Lincoln Town Council; one (l) member representing the Rhode Island Convention Center Authority which may be either a member of the Board of Commissioners or a designee appointed by the Board; one (1) member representing the Greater Providence Chamber of Commerce appointed by that entity; one (1) member representing the Northern Rhode Island Chamber of Commerce, appointed by that entity; and one (1) member representing the Providence-Warwick Convention Visitors Bureau appointed by that entity; and one (l) public member appointed by the Governor.

6.            Slippage.

6.1           In view of the current and prospective economic benefits afforded to the State and to all other parties benefiting from the commercial activities operated at Lincoln Park, and in order to better assure, throughout the Term, that Lincoln Park and the Business conducted thereon will be able to compete fairly with any other Gaming Facilities operating from time to time within the State, during the Term, the State, including any agency or instrumentality thereof, and the Division, do hereby expressly pledge and agree that the owner of Lincoln Park and the Business operated thereon shall be afforded Slippage Protection with any other Gaming Facility except as currently exists for Lincoln Park and Newport Jai Alai under the provisions of Rhode Island General Laws 42-61.2 7(a)(2) as currently in effect if:

(i)          During the Term of this Agreement, a new Gaming Facility located wholly or partially within the State opens to the public for business;

(ii)         Neither UTGR nor any UTGR Business Affiliate is involved in any way in the operation or ownership of such new Gaming Facility; and

(iii)        UTGR is not in default of any material covenant, term or condition of this Agreement that has not been cured within the applicable cure periods set forth in Section 12 of this Agreement.

6.2           Application of Slippage Protection.

A.           Beginning with the first Subsequent Year and thereafter in each Subsequent Year, within thirty (30) days after the close of the first six (6) months of such Subsequent Year, UTGR shall submit to the Division a calculation comparing its Adjusted Base Year Net Terminal Income for such year to the annualized actual Net Terminal Income for the first six (6) months of such year and its proposed adjustment in the Blended Rate together with such supporting documentation as the Division shall reasonably require. If twice the actual Net Terminal Income for the first six (6) months shall be less than ninety percent (90%) of the sum of the Adjusted Base Year Net Terminal Income and any Benchmark Excess for the immediately preceding Subsequent Year, then Blended Rate for the second six (6) months shall be equal to the fraction, expressed as percentage, the numerator of which is the positive difference, if any, between (x) the sum of (i) the product of the Adjusted Base Year Net Terminal Income for the Subsequent Year for which the calculation is being made and the Blended Rate and (ii) the Benchmark Excess for the immediately preceding Subsequent Year and (y) the product of the actual Net Terminal Income for such six month period and the Blended Rate, and denominator of which is the actual Net Terminal Income for such six month period. Any such adjustment in the Blended Rate shall be effective ten (10) days after the submission by UTGR in accordance with this Section 6.2 A. and shall be retroactive to the Blended Rate Adjustment Date notwithstanding any objections the Division may have with respect to the calculation thereof, but subject nevertheless to the Division’s right to dispute the same as herein provided. The Division shall make payment for period between the Blended Rate Adjustment Date and the effective date of such adjustment within twenty (200 calendar days.

B.           Within sixty (60) days of the close of each Subsequent Year, UTGR shall certify to the Division, with such supporting documentation as the Division shall reasonably require, the amount of its share of Net Terminal Income for such Subsequent Year, the amount of Benchmark Excess, if any, and its proposed adjustment in the Blended Rate. In any Subsequent Year where there is a Benchmark Excess, the Blended Rate for the next Subsequent Year shall be equal to a fraction, expressed as a percentage, the numerator of which shall be (i) the sum of the product of the Adjusted Base Year Net Terminal Income for such Subsequent Year and the Blended Rate and (ii) the Benchmark Excess for the immediately preceding Subsequent Year and the denominator of which shall the actual Net Terminal Income for the immediately preceding Subsequent Year. Any adjustment in the Blended Rate required by the UTGR submission shall be effective ten (10) days after the submission by UTGR in accordance with this Section 6.2 B. and shall be retroactive to the Blended Rate Adjustment Date notwithstanding any objections the Division may have with respect to the calculation thereof, but subject nevertheless to the Division’s right to dispute the same as herein provided.

6.3           In addition to the foregoing, commencing with the beginning of the 11th Year of the Term of this Agreement and each year thereafter, in addition to the Slippage Protection provided in the foregoing Section 6.2, the Blended Rate shall be adjusted by twenty-five percent (25%) of the difference between (i) the annual change in the December Consumer Price Index all relevant consumers (CPI-U) for the immediate preceding year as published by the Bureau of Labor Statistics of the United States Department of Labor, using the same base year (and in the event that such Index shall no longer be published, UTGR and the Division agree to use such index that most closely approximates the Index as it was in effect immediately prior to the succession of publication) and (ii) the Annual Growth Rate in Net Terminal Income for the immediately preceding year; provided, however, that in no case shall the annual adjustment increase or decrease the Blended Rate as the same may have been adjusted for Slippage Protection as provided for in Section 6.2 by more than one percent (1%). Within thirty (30) days after the publication of the December Consumer Price Index, UTGR shall submit to the Division a calculation of any adjustment to be made to the Blended Rate as required by this Section 6.3 together with such reasonable supporting documentation as the Division may require together with a request to adjustment in the Blended Rate. Any adjustment in the Blended Rate required by the UTGR submission shall be effective ten (10) days after the submission by UTGR in accordance with this Section 6.3, notwithstanding any objections the Division may have to the calculation thereof but subject to the Division’s right to dispute the same as herein provided. Any such adjustment shall be retroactive to the Blended Rate Adjustment Date and in the case of a reduction in the Blended Rate, the Division shall make payment for the period between the Blended Rate Adjustment Date and the date of the adjustment within twenty (20) calendar days and similarly to the extent that there is an increase in the Blended Rate, UTGR shall make a payment to the Division of the amount due for the period between the Blended Rate Adjustment Date and the effective date of the adjustment within twenty (20) calendar days.

6.4           In the event that after any adjustment in the Blended Rate pursuant to either Section 6.2 or 6.3 there shall be a further adjustment in the Blended Rate by agreement of UTGR and the Division, or as a result of a determination by an accounting firm chosen in accordance with Section 6.5 hereof, such adjustment in the Blended Rate shall be retroactive to the Blended Rate Adjustment Date and any amounts due to a party shall be paid within twenty (20) days.

6.5           In the event of any dispute by the Division with respect to any adjustments in the Blended Rate required by Sections 6.2 and 6.3, the Division shall give notice to UTGR within twenty (20) days of the receipt by the Division of UTGR’s submission. Upon receipt of the Division’s objection, UTGR and the Division shall seek to mediate the same within thirty (30) days. If within such thirty- (30) day period UTGR and the Division are unable to reach agreement, then within ten (10) days the Division shall submit to UTGR a list of three (3) nationally-recognized accounting firms none of whom shall have been engaged by UTGR and within the further ten (10) days, UTGR shall select one of such firms. Upon such selection, the matter shall be forthwith submitted by UTGR and the Division to the selected firm for a decision within thirty (30) days. Each of UTGR and the Division agrees to submit such information to such accounting firm as such accounting firm shall reasonably request. The decision of such accounting firm shall be final and binding on the parties absent fraud or manifest error. The non-prevailing party shall pay the costs and expenses of such accounting firm.

6.6           Except as currently exists for Lincoln Park and Newpon Jai Alai under the provisions of Rhode Island General Laws 42-61.2-7(a)(2), the State and the Division hereby expressly agrees not to enter into any agreement or adopt, modify or amend any law, rule or regulation that would impair the rights of UTGR under the Act and this Agreement. Notwithstanding anything above to the contrary, nothing in this Agreement shall limit the authority of the Division to enforce its rights under this Agreement or the State to enact, adopt and enforce laws and regulations which are of general application and not specifically directed lo the operation of UTGR. Subject to the foregoing, the State and the Division expressly pledge and agree with UTGR that the State and the Division will not limit, alter, diminish or adversely impact the rights or economic benefits which vest in UTGR under the terms of this Agreement as authorized by the Act.

7.            State Access/Egress Support.

The State, acting through the Rhode Island Department of Transportation or other relevant agency shall provide the necessary road cuts, bridges, tunnels, highway widening, traffic lights and the related signage on and from Route 146 as may be necessary in order to improve access to and egress from Lincoln Park (and as set forth in the final highway improvement plans provided by BLB or a BLB Affiliate on or before June 30, 2006 that are approved by the Rhode Island Department of Transportation). Such construction shall be designed so as to minimize the amount of motor vehicle traffic use and/or travel upon secondary roads and/or through residential neighborhoods surrounding Lincoln Park. UTGR shall provide and pay for the design of such improvements and upon completion thereof and approval by the State, the State shall take all reasonable steps to have such improvements included in the state transportation improvement plan or to cause such improvements to be exempt therefrom. UTGR or a UTGR Business Affiliate shall pay all costs for the construction of such improvements.

8.            Project Labor Agreement.

Promptly following the Effective Date, UTGR, or a UTGR Business Affiliate, as applicable, shall execute a Project Labor Agreement (the “Project Labor Agreement”) for the construction of improvements to Lincoln Park, subject to all applicable construction industry trade unions being parties thereto.

9.            Limitation on Use of Lincoln Park and on Certain Activities of BLB and UTGR.

9.1           UTGR, and any UTGR Business Affiliate, including BLB, agrees that during the Term, it will not construct and/or operate a hotel at or in close proximity to Lincoln Park and it will not market Lincoln Park as a venue for conventions of the type which are part of the target market for the Rhode Island Convention Center Authority, the Providence Performing Arts Center, the Veterans Memorial Auditorium, including Broadway or Broadway type plays, or any theatrical performances of a musical, nonmusical or comedic variety.

9.2           Notwithstanding the restrictions under Section 9.1 hereof, nothing shall prohibit UTGR from marketing to hold or host, or from holding or hosting at Lincoln Park holiday fairs for local businesses, concerts, sporting and other entertainment events which are open generally to the public and if held in an indoor events venue at Lincoln Park, with no stage house, and with a non-fixed sealing capacity of such venue not to exceed 1,500 people for musical concerts and comedy shows, and 2.100 people for all other events.

9.3           Following completion of the Investment Requirements, UTGR will maintain Lincoln Park in a manner substantially consistent with a first-class racing operated elsewhere in the United States pursuant to regulations duly adopted pursuant to state law.

10.          Use of Lottery System Infrastructure; Other State Services.

During the Term, the Division will permit UTGR to use, and assist and cooperate with UTGR in its use of the Division’s Video Lottery Terminal systems infrastructure subject to the rights of third parties, such use to be pursuant to mutually agreed upon terms and conditions. UTGR shall provide access to the Division for purpose of the repair, maintenance and improvement of any such facilities during normal business hours and after reasonable notice.

11.          Breach by the Division; Termination.

11.1         The occurrence of any of the following shall be a breach of this Agreement on the part of the Division (hereinafter a “Division Breach”):

A.           the breach by the Division of any provision of this Agreement other than a failure to pay amounts due to UTGR under this Agreement;

B.           the failure on the part of the Division to pay when due any amount due UTGR under this Agreement;

C.           the termination, revocation, suspension for sixty (60) consecutive days (or such longer period as may be agreed to by UTGR) of the Division’s authority and/or ability to offer Video Lottery Games;

D.           the State’s ability and/or authority to offer Video Lottery Games is materially adversely affected for sixty (60) consecutive days (or such longer period as may be agreed to by UTGR);

E.           the authority to offer within and throughout the State lottery games that involve on-line computer processing of the sale transaction is granted to another department, commission, agency or other body of the State, whether or not the Division retains its authority to offer such lottery games, unless such other department, commission, agency or other body of the State is a successor to the Division, and maintains an exclusive right to operate Video Lottery Games for the State, and assumes in writing all of the Division’s obligations hereunder at the time such authority is granted to such other department, commission, agency or other body.

11.2         UTGR may (but shall not be obligated to) terminate this Agreement immediately by written notice to the Division, in the event a Division Breach of the sort described in Section 11.1 C, D, and/or E and/or in the event of any of the following:

A.           the breach by the Division of any provision of this Agreement other than a failure to pay amounts due to UTGR and the subsequent failure on the part of the Division to cure such breach within thirty (30) days after written notice from UTGR specifying such breach; provided, however, that if such breach is curable but cannot be cured within the aforesaid thirty (30) -day period, then said 30-day period shall be extended for so long as the breaching party is proceeding with commercially reasonable diligence to effectuate such cure; and/or

B.           the failure on the part of the Division to pay when due any amount due UTGR under this Agreement and the subsequent failure to pay such amount within ten (10) days after written notice from UTGR specifying such failure to pay.

11.3         Except as set forth in Section 11.4 below, in the event of a material breach by the Division, UTGR shall be entitled to recover its actual damages, but, except as otherwise specifically provided in this Agreement, shall not be entitled to terminate this Agreement.

11.4         The failure to provide the owner of Lincoln Park and the Business with adjustment in the Blended Rate as required by Section 6 of this Agreement shall constitute a violation of the Act and a material breach of this Agreement, and shall entitle such owner to bring a claim against the Division and the Stale for actual damages and/or specific performance and/or other equitable relief, notwithstanding any limitation on such damages imposed by the laws of the State. For purposes of computing the actual damages with respect to any claim by UTGR against the State or the Division for a failure to provide adjustments in the Blended Rate pursuant to the provisions of the Act and of this Agreement, “actual damages” means the positive difference between: (i) the Gaming Facility Revenues UTGR would have retained had the State or the Division made the adjustments to the Blended Rate as required by Section 6 hereof for the period of time the State or Division fails to provide such adjustment during the Term; and (ii) the Gaming Facility Revenues actually retained by UTGR for the period of time the State or Division fails to make the adjustments to the Blended Rate as required by the Act and this Agreement during the Term.

12.          Breach by UTGR; Termination.

12.1         The occurrence of any of the following shall be a breach of this Agreement on the part of UTGR (hereinafter a “UTGR Breach”):

A.           The breach by UTGR of any provision of this Agreement other than a failure to pay amounts due to the Division; and/or

B.           The failure on the part of UTGR to pay when due any amount due the Division under this Agreement.

C.           If UTGR shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent tor shall file any petition or answer seeking any reorganization, arrangement, liquidation, dissolution or similar relief under any present or future Federal Bankruptcy Act, or any other present or future applicable federal, state or other statue or law or shall seek or consent to, or acquiesce in the appointment of, any trustee, receiver or liquidator of its property, business or assets, or shall make any assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally when due; or

D.           If within sixty (60) days after the commencement of any proceedings against UTGR seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under the present or any future Federal Bankruptcy Act, or any other present or future applicable Federal, state or other statute or law, such proceedings shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of UTGR, of any trustee, receiver or liquidator of UTGR, or of all ,or substantially all, of its business, properties or assets, such appointment shall not have been vacated or stayed on appeal or otherwise, or within sixty (60) days after the expiration of any such stay, such appointment shall not have been vacated.

E.           If UTGR commits any act which would permit the Division to revoke its license, including without limitation, conduct described in Section 42-61-S(d) (1), (3), (4) or (5), G.L.R.I., 1956, as amended.

12.2         The Division may (but shall not be obligated to) terminate this Agreement immediately by written notice to UTGR, in the event UTGR fails to comply with its obligations under Section 4.1, as evidenced by the certifications (or lack thereof) provided to the Division pursuant to Section 4.3 and, within thirty (30) days after written notice from the Division specifying such failure, UTGR fails to bring itself into compliance with Section 4.1; provided, however, that if such breach is curable but cannot be cured within the aforesaid thirty (30) -day period, then said thirty (30) -day period shall be extended so long as the breaching party is proceeding with commercially reasonable diligence to effectuate such cure.

12.3         In the event of a breach by UTGR of any covenant, term or condition of this Agreement the Division shall give UTGR notice thereof and UTGR shall in the case of payment default shall have ten (10) days to pay such amount and in the case of any other default (other than as specified in Section 12.2 hereof) shall have thirty (30) days to cure such default unless such default cannot be cured by the exercise of reasonable diligence within such thirty (30) -day period in which event such thirty (30) -day period shall be extended for so long as UTGR is proceeding with commercially reasonable diligence to effectuate such cure.

12.4         In the event of a breach by UTGR of any material covenant, term or condition of this Agreement, the Division shall be entitled to recover its actual damages.

12.5         In the event that this Agreement shall be terminated due to a default by UTGR that is not cured within the applicable cure periods set forth herein therefore, then the “Acquisition Institutional Financiers” (as hereinafter defined) or their institutional successors from time to time shall have the right to cause this Agreement to be reinstated at any time within ninety (90) days following such termination by curing or causing to be cured any defaults giving rise to such termination; provided, however, that in the event that such default is capable of cure, but not, on a commercially reasonable basis, within such ninety (90) -day period, and in the further event that such Institutional Lender or their institutional successors shall commence such cure within such ninety (90) -day period and shall proceed with such cure with reasonable commercial diligence, then such ninety (90) -day period shall be extended to facilitate the completion of such cure.

12.6         In the event of any alleged breach of Sections 9.11, 9.2 and 9.3 of this Agreement, which is not cured within the time provided for herein, the party disputing the existence of such breach shall within ten (10) days of receipt of the notice of such breach from the other party, give such other party notice that its disputes the existence of a breach of the Agreement. Thereafter, within twenty (20) days of giving of the notice disputing the breach, the Division shall cause a hearing to be held before a Hearing Officer appointed pursuant to the rules and regulations of the Division. Such hearing shall conducted in accordance with the Administrative Procedures Act. Chapter 42-35 of the General Laws of Rhode Island 1956 (1993 Reenactment) as the same shall be amended from time to time. The Hearing Officer shall determine whether a breach has in fact occurred and any party aggrieved by the decision of the Hearing Officer may appeal to Superior Court in accordance with Administrative Procedures Act. Until such time as the Hearing Officer’s determination that a breach of this Agreement has occurred and such determination has become final and all allowable appeals therefrom shall have become final and no further appeal shall lie, this Agreement shall remain in full force and effect. Upon a final determination in accordance with this Section 12.6 that a breach of this Agreement has taken place, the aggrieved party shall be entitled to all remedies available to it in law and equity.

12.7         In the event of any breach, or threatened breach, by UTGR of its obligations under Section 4.13 of this Agreement, the Division shall be entitled to injunctive relief without the necessity of demonstrating irreparable harm.

13.          Effect of Termination.

Any termination of this Agreement shall not affect any liability of any of the parties that has accrued prior to the date of termination or as a result of such termination or of the acts giving rise to such termination, including, without limitation, the liability of any party for any default by such party in the performance of its obligations under this Agreement nor shall it affect the coming into force or continuance in force of any provision of this Agreement which is expressly intended to continue in force on or after such termination.

14.          General.

14.1         Force Majeure. Either party shall be liable for any delay in performing any obligation hereunder for any one or more causes beyond its reasonable control, including but not limited to strikes, lockouts and other labor disputes, accidents, war, terrorism, invasion, riot, rebellion, civil commotion or disturbances, insurrection, epidemics, embargoes, any act or judgment of any court granted in any legal proceeding, illegal, malicious, wanton, or capricious acts of a third party, changes or modification in industry standards or protocols, and the existence of or changes in federal or State laws or the laws of other countries prohibiting or imposing criminal penalties or civil liability for performance hereunder, the inability of any party to secure the necessary governmental permits to carry out its obligations under this Agreement notwithstanding the exercise of commercially reasonable efforts, acts of God such as fire, wind or lightning, earthquakes or other severe weather, explosion, act of government or faults or delays by subcontractors to provide service due to circumstances such as those cited above (each, a “Force Majeure Event”). Notwithstanding the foregoing, this Section 14.1 shall not apply to the Division’s obligations under Section 6 and each Subsection of Section 6 of this Agreement, nor shall this Section 14.1 apply to the exemption of this Agreement from the provisions of Rhode Island General Laws § 37.2 and Rhode Island General Laws § 42- 61.2-4(3).

14.2         Relationship of Parties. Except as otherwise provided herein, the parties to this Agreement are and will be acting in their individual capacities and not as agents, employees, partners, joint venturers or associates of one another. The employees or agents of one party shall not be deemed or construed to be the employees or agents of the other party for any purpose whatsoever.

14.3         Scope of the Agreement. This writing shall constitute the entire agreement between the parties and shall supersede all other prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

14.4         Amendment. This Agreement shall not be amended except by a writing of subsequent date hereto, executed by duly authorized representative of the parties hereto.

14.5         Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, provided, that the Division agrees to give expedited consideration to any request for any assignment by UTGR where the assignee is directly or indirectly controlled by, or under common control with, any one or more of Starwood Capital Group Global, L.L.C., Kerzner International Limited, Waterford Group, L.L.C., or any Institutional Lenders from time to time financing or refinancing the Acquisition. So long as a proposed assignee of UTGR or any of its permitted successors shall have been found to be qualified by the Division to hold the license, the Division shall not unreasonably withhold or delay its consent to such proposed assignment.

14.6         Notices. All notices, demands and other communications required or permitted hereunder shall be in writing and shall be deemed received (i) upon receipted delivery if sent by messenger or personal courier, (ii) two (2) business days after being deposited with an internationally recognized overnight courier, or (iii) upon facsimile transmission to the number indicated below and receipt of a confirmation with respect thereto; or (iv) an actual receipt, if sent in any other manner, in each case with postage/delivery prepaid or billed to sender and addressed as follows:

If to UTGR:	President
UTGR, Inc.
c/o Lincoln Park
1600 Louisquisset Pike
Lincoln, Rhode Island 02865

With copy to:	Stephen J. Carlotti, Esquire
Hinckley, Allen & Snyder, LLP
1500 Fleet Center
Providence, Rhode Island 02903

If to the Division:	Director, Division of Lotteries
1425 Pontiac Avenue
Cranston, Rhode Island 02920

With a copy to:	Director, Department of Administration
One Capitol Hill
Providence, Rhode Island 02908

Director, Department of Transportation
Two Capitol Hill
Providence, Rhode Island 02903

Any party may change its address for purposes of notice hereunder by sending notice in the manner provided above, together with the effective date of such change.

14.7         Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of their respective successors and permitted assigns.

14.8         Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement, or any part thereof, or the right of the other party thereafter to enforce each and every provision.

14.9         Severability. The panics acknowledge that the provisions contained herein are required for the reasonable protection of the business interests of the parties. The illegality, invalidity or unenforceability of any provision of this Agreement under any applicable law shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision, and to this end the provisions hereof are declared to be severable, with the exception that UTGR, UTGR Business Affiliates (including BLB), and/or any affiliate of any of them which operates the Facility and/or the Business may terminate this entire Agreement if the obligations of the State, the Division, or any agent or instrumentality of the State under Section 6 of this Agreement are held to be unenforceable by a court of law or rendered unenforceable by federal or state law.

14.10         Authorization to Execute Agreement. The parties warrant that they are authorized to execute and deliver this Agreement and to perform the obligations set forth herein and the persons executing this Agreement on behalf of such party are authorized to do so.

14.11         Headings and Interpretation. Section headings of this Agreement are for convenience only and shall neither form a part nor affect the interpretation hereof. Words in the singular number shall be interpreted to include the plural (and vice-versa), when the sense so requires.

14.12         Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Rhode Island, without regard to conflict of law principles. The parties agree that any suit for the enforcement of this Agreement may be brought in the courts of the State of Rhode Island or any Federal Court sitting therein and consent to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the parties at the addresses set forth for the parties above. The parties hereby waive any objection that they may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

14.13         Recitals Not Controlling. In the case of any inconsistency between any provision in the Recitals of this Agreement set forth before Section l and any provision of this Agreement set forth in Section l through and including Section 14, the provisions set forth in Section 1 through and including Section 14 of this Agreement shall govern.

14.14         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY BLANK – SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the ____ day and year first above written.

UTGR, INC.		DIVISION OF LOTTERIES

By:	/s/ Madison Gross	By:	/s/ Beverly Najarian
Name:	Madison Gross	Name:	Beverly Najarian
Title:	President	Title:	Acting Director

AGREED AND ACCEPTED
(as to Section 7 only):

Rhode Island Department of Transportation

By:	/s/ James R. Capaldi
Name:	James R. Capaldi, P.E.
Title:	Director

ATTACHMENT “A”

STATE OF RHODE ISLAND GENERAL CONDITIONS OF PURCHASE

Note· The Office of Purchases may, from time to time, make amendments to the General Terms and Conditions when the Purchasing Agent determines that such amendments are in the best interest of the State. Amendments shall be made available for public inspection at the Office of the Secretary of State but shall not require formal public notice and hearing. Copies of the Terms and Conditions shall be provided to any individual or firm requesting to become a registered bidder. Applicants shall be required, as part of the application process to certify that they have read the General Terms and Conditions and understand that they apply to all State Purchases.

STATE OF RHODE ISLAND OFFICE OF PURCHASES
GENERAL CONDITIONS OF PURCHASE

All State Purchase Orders, Contracts, Solicitations, Delivery Orders and Service Requests shall incorporate and be subject to the provisions of Title 37 Chapter 2 of the General Laws of the State of Rhode Island, the Regulations adopted pursuant thereto, all other applicable provisions of the Rhode Island General Laws, specific requirements described in the Request or Contract, and the following General Conditions of Purchase:

1.            GENERAL - All purchase orders, contracts, solicitations, delivery orders, and service requests are for specified goods and services, in accordance with express terms and conditions of purchase, as defined herein. For the purposes of this document, the terms “bidder” and “contractor” refer to any individual, firm, corporation, or other entity presenting a proposal indicating a desire to enter into contracts with the State, or with whom a contract is executed by the State’s Purchasing Agent, and the term “contractor” shall have the same meaning as “vendor.”

2.            ENTIRE AGREEMENT - The State’s Purchase Order, or other State contract endorsed by the State Office of Purchases, shall constitute the entire and exclusive agreement between the State and any contractor receiving an award. In the eve any conflict between the bidder’s standard terms of sale, these conditions or more specific provisions contained in the solicitation shall govern. All communication between the State and any contractor pertaining to any award or contract shall be accomplished in writing.

•	a. Each proposal will be received with the understanding that the acceptance, in writing, by contract or Purchase Order by the Purchasing Agent of the offer to do work or to furnish any or all the materials, equipment, supplies or services described therein shall constitute a _________ which are known to be wholly produced in the Republic of South Africa may not be accepted for any procurement the State of Rhode Island; the offeror attests by his submission of a bid or offer, or acceptance of a purchase order or other contract, that these prohibitions do not apply to material or goods which form the basis for his offer or contract.

30.         TAXES - The State of Rhode Island is exempt from payment of excise, transportation and sales tax imposed by the Federal or State Government. These taxes should not be included in the proposal price. Exemption Certificates will be furnished upon request.

31.         INSURANCE - All construction contractors, independent tradesmen, or firms providing any type of maintenance, repair, or other type of service to be performed on state premises, buildings, or grounds are required to purchase and maintain coverage with a company or companies licensed to do business in the state as follows:

•	a. Comprehensive General Liability Insurance -

•	1) Bodily Injury $1.000,000 each occurrence

•	$1,000.000 annual aggregate

•	2) Property Damage $500.000 each occurrence

•	$500.000 annual aggregate

•	Independent Contractors

•	Contractual - including construction hold harmless and other types of contracts or agreements in effect for insured operations

•	Completed Operations

•	Personal Injury (with employee exclusion deleted)

•	b. Automobile Liability Insurance -

•	Combined Single Limit $1,000,000 each occurrence

•	Bodily Injury

•	Property Damage, and in addition non-owned and/or hired vehicles and equipment

•	c. Workers’ Compensation Insurance -

•	Coverage B $100.000

The Purchasing Agent reserves the right to consider and accept alternate forms and plans of insurance or to require additional or more extensive coverage for any individual requirement. Successful bidders shall provide certificates of coverage, reflecting the State of Rhode Island as an additional insured, to the Office of Purchases, forty-eight (48) hours prior to the commencement of work, as a condition of award. Failure to comply with this provision shall result in rejection of the offeror’s bid.

32.         BID SURETY - When requested, a bidder must furnish a Bid Bond or Certified Check for five percent (5%) of his bid, or for the stated amount shown in the solicitation. Bid Bonds must be executed by a reliable Surety Company authorized to do business in the State of Rhode Island. Failure to provide Bid Surety with bid may be cause for rejection of bid. The Bid Surety of any three bidders in contention will be held until an award has been made according to the specifications of each proposal. All others will be returned by mail within 48 hours following the bid opening. Upon award of a contract, the remaining sureties will be returned by mail unless instructed to do otherwise.

33.         PERFORMANCE AND LABOR AND PAYMENT BONDS - A performance bond and labor and payment bond of up to 100% of an award may be required by the Purchasing Agent. Bonds must meet the following requirements:

•	a. Corporation: The Bond must be signed by an official of the corporation above his official tide and the corporate seal must be affixed over his signature.

•	b. Firm or Partnership: The Bond must be signed by all of the partners and must indicate that they are “Doing Business As (name of firm).”

•	c. Individual: The Bond must be signed by the individual owning the business and indicate “Owner.”

•	d. The Surety Company executing the Bond must be licensed to do business in the State of Rhode Island or Bond must be countersigned by a company so licensed.

•	e. The Bond must be signed by an official of the Surety Company and the corporate seal must be affixed over his signature.

•	f. Signatures of two witnesses for both the principal and the Surety must _________